Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Fourth Quarter EPS of $1.21
2015 Fourth Quarter

•	Net earnings of $281.6 million, or $1.21 per diluted share, compared to $245.3 million, or $1.07 per diluted share

•	Deliveries of 7,657 homes – up 10%

•	New orders of 6,053 homes – up 10%; new orders dollar value of $2.1 billion – up 20%

•	Backlog of 6,646 homes – up 14%; backlog dollar value of $2.5 billion – up 25%

•	Revenues of $2.9 billion – up 14%

•	Lennar Homebuilding operating earnings of $437.5 million, compared to $375.1 million – up 17%
•Operating metrics in this segment were in line with the Company's previously stated goals:

•	Gross margin on home sales of 24.6%, compared to 25.6% in Q4 2014, improved sequentially 50 basis points from Q3 2015

•	S,G&A expenses as a % of revenues from home sales improved to 9.2%, compared to 9.6% in Q4 2014, improved sequentially 70 basis points from Q3 2015

•	Operating margin on home sales of 15.5%, compared to 16.0% in Q4 2014, improved sequentially 140 basis points from Q3 2015

•	Lennar Financial Services operating earnings of $33.8 million, compared to $30.2 million

•	Rialto operating earnings (net of noncontrolling interests) of $7.6 million, compared to $38.2 million (which included $34.7 million of advanced distributions related to carried interests)

•	Lennar Multifamily operating earnings of $10.2 million, compared to an operating loss of $6.1 million

•	Lennar Homebuilding cash and cash equivalents of $893 million

•	Issued $400 million of 4.875% senior notes due November 2023

•	No outstanding borrowings under the $1.6 billion credit facility

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 42.2%
2015 Fiscal Year

•	Net earnings of $802.9 million, or $3.46 per diluted share, compared to $638.9 million, or $2.80 per diluted share

•	Deliveries of 24,292 homes – up 16%

•	New orders of 25,106 homes – up 14%

•	Revenues of $9.5 billion – up 22%

(more)

2-2-2
Miami, December 18, 2015 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2015. Fourth quarter net earnings attributable to Lennar in 2015 were $281.6 million, or $1.21 per diluted share, compared to $245.3 million, or $1.07 per diluted share, in the fourth quarter of 2014. Net earnings attributable to Lennar for the year ended November 30, 2015 were $802.9 million, or $3.46 per diluted share, compared to $638.9 million, or $2.80 per diluted share, for the year ended November 30, 2014.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, "We are pleased to announce our fourth quarter and fiscal 2015 results, as we achieved a 15% and 26% year-over-year increase in net earnings, respectively. This was the fourth consecutive year of growth in revenues, pre-tax earnings, deliveries and new orders. In the fourth quarter, we were able to meet our delivery schedule despite a tight labor market and the impact of the new TRID regulations. Additionally, we continued to identify unique and enticing land opportunities that will drive our future growth and profitability."
Mr. Miller continued, "While the Federal Reserve announced the first interest rate increase in nine years, it stated that the increase was a sign of confidence in the economy. We believe that improving employment levels, wage growth and consumer confidence will continue to keep the housing market on its slow and steady recovery. Thus, we believe we are very well positioned to achieve another year of company-wide improvement in 2016.
"Our core homebuilding business continued to produce strong operating results in the fourth quarter as gross and operating margins were 24.6% and 15.5%, respectively. Our home deliveries and new orders both increased 10% in the fourth quarter, compared to the same period last year. Our efficient Everything’s Included® manufacturing model helped mitigate the impact of a tight labor market. We also continued to see the benefits of our focus on digital marketing through improved S,G&A leverage.
"Complementing our homebuilding business, our Lennar Financial Services segment continued its strong performance by increasing its earnings to $33.8 million in the fourth quarter from $30.2 million in the fourth quarter of 2014. The increase in profitability was primarily due to an increase in volume which benefited both our mortgage and title operations.
"Our Multifamily business generated $10.2 million of earnings during the fourth quarter, primarily due to the sale of an apartment property by one of its joint ventures. With our geographically diversified pipeline of multifamily product, we expect a significant contribution to earnings from this business in fiscal 2016.
"Our Rialto segment generated $7.6 million of income and continues to emerge as a best-in-class asset manager. Rialto’s fund investments are poised for strong long-term returns and its commercial lending business had another quarter of strong earnings."

3-3-3
Mr. Miller continued, "While our homebuilding business continues to be the primary driver of our earnings, we are in an excellent position across our multiple platforms. With our strong balance sheet and a sales backlog dollar value of $2.5 billion, we are well positioned as we enter 2016."

RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2015 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2014
Lennar Homebuilding
Revenues from home sales increased 16% in the fourth quarter of 2015 to $2.6 billion from $2.3 billion in the fourth quarter of 2014. Revenues were higher primarily due to a 9% increase in the number of home deliveries, excluding unconsolidated entities, and a 6% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 7,605 homes in the fourth quarter of 2015 from 6,948 homes in the fourth quarter of 2014. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other, except for Southeast Florida and Houston. The decrease in Southeast Florida was primarily due to a higher mix of start-up communities, which are earlier in the life cycle of delivering homes than non start-up communities. The decrease in home deliveries in Houston was primarily due to less demand driven by volatility in the energy sector. The average sales price of homes delivered increased to $347,000 in the fourth quarter of 2015 from $329,000 in the fourth quarter of 2014. Sales incentives offered to homebuyers were $21,700 per home delivered in the fourth quarter of 2015, or 5.9% as a percentage of home sales revenue, compared to $23,100 per home delivered in the same period last year, or 6.6% as a percentage of home sales revenue.
Gross margins on home sales were $651.1 million, or 24.6%, in the fourth quarter of 2015, compared to $584.4 million, or 25.6%, in the fourth quarter of 2014. Gross margin percentage on home sales decreased primarily due to an increase in land costs, partially offset by an increase in the average sales price of homes delivered and a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales. Gross profits on land sales were $7.9 million in the fourth quarter of 2015, compared to $15.6 million in the fourth quarter of 2014.
Selling, general and administrative expenses were $242.7 million in the fourth quarter of 2015, compared to $218.6 million in the fourth quarter of 2014. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.2% in the fourth quarter of 2015, from 9.6% in the fourth quarter of 2014, primarily due to improved operating leverage as a result of an increase in home deliveries.

4-4-4
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $14.7 million in the fourth quarter of 2015, compared to ($3.7) million in the fourth quarter of 2014. In the fourth quarter of 2015, Lennar Homebuilding equity in earnings from unconsolidated entities primarily related to $18.3 million of equity in earnings from Heritage Fields El Toro, LLC, one of the Company's unconsolidated entities ("El Toro"), primarily due to the sale of 840 homesites to a joint venture in which the Company has a 50% investment. In the fourth quarter of 2014, Lennar Homebuilding equity in loss from unconsolidated entities primarily related to $4.3 million of the Company's share of a valuation adjustment related to assets of a Lennar Homebuilding unconsolidated entity.
Lennar Homebuilding other income, net totaled $8.3 million in the fourth quarter of 2015, compared to $2.4 million in the fourth quarter of 2014. In the fourth quarter of 2015, other income, net included a $3.7 million gain on the sale of a clubhouse.
Lennar Homebuilding interest expense was $65.5 million in the fourth quarter of 2015 ($62.9 million was included in cost of homes sold, $0.8 million in cost of land sold and $1.8 million in other interest expense), compared to $60.0 million in the fourth quarter of 2014 ($53.7 million was included in cost of homes sold, $1.0 million in cost of land sold and $5.2 million in other interest expense). Interest expense increased primarily due to an increase in the Company's outstanding debt and an increase in home deliveries, partially offset by an increase in qualifying assets eligible for interest capitalization and lower borrowing costs.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $33.8 million in the fourth quarter of 2015, compared to $30.2 million in the fourth quarter of 2014. The increase in profitability was primarily due to an increase in mortgage originations driven by an increase in purchase volume for both Lennar and non-Lennar homebuyers, an increase in capture rate and a stronger refinance market. The increase in volume also benefited the title operations.
Rialto
Operating earnings for our Rialto segment were $7.6 million in the fourth quarter of 2015 (which included $16.9 million of operating earnings, partially offset by $9.3 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $38.2 million in the fourth quarter of 2014 (which included $36.4 million of operating earnings and an add back of $1.8 million of net loss attributable to noncontrolling interests).
Revenues were $61.2 million in the fourth quarter of 2015, compared to revenues of $88.3 million in the fourth quarter of 2014. In the fourth quarter of 2015 and 2014, revenues included $3.8 million and $34.7 million, respectively, of advanced distributions with regards to Rialto’s carried interests in the real estate funds in order to cover income tax obligations resulting from allocations of taxable income due to Rialto’s carried interests in these funds.

5-5-5
Expenses were $61.3 million in the fourth quarter of 2015, compared to expenses of $74.3 million in the fourth quarter of 2014. Expenses decreased primarily due to lower general and administrative expenses and a $9.3 million decrease in loan impairments, partially offset by an increase in RMF securitization expenses and interest expense.
Rialto equity in earnings from unconsolidated entities was $4.7 million and $16.0 million in the fourth quarter of 2015 and 2014, respectively, related to the segment's share of net earnings from its real estate funds. The decrease in equity in earnings was related to smaller net increases in the fair value of certain assets in the Rialto real estate funds in the fourth quarter of 2015 than in the same period last year.
In the fourth quarter of 2015, Rialto other income, net was $12.2 million, which consisted primarily of $21.4 million of net realized gains on the sale of real estate owned ("REO") and rental income, net, partially offset by expenses related to owning and maintaining REO and $4.6 million of impairments on REO. In the fourth quarter of 2014, Rialto other income, net was $6.4 million, which consisted primarily of $15.8 million of net realized gains on the sale of REO and rental income, net, partially offset by expenses related to owning and maintaining REO and $8.8 million of impairments on REO.
Lennar Multifamily
Operating earnings (loss) for the Lennar Multifamily segment was $10.2 million in the fourth quarter of 2015, compared to ($6.1) million in the fourth quarter of 2014. In the fourth quarter of 2015, operating earnings primarily related to the segment's $16.6 million share of a gain as a result of the sale of an operating property by one of Lennar Multifamily's unconsolidated entities and management fee income, partially offset by general and administrative expenses. In the fourth quarter of 2014, operating loss primarily related to general and administrative expenses, partially offset by management fee income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $65.9 million, or 2.2% as a percentage of total revenues, in the fourth quarter of 2015, compared to $57.7 million, or 2.2% as a percentage of total revenues, in the fourth quarter of 2014.
Noncontrolling Interests
Net earnings attributable to noncontrolling interests were $11.1 million and $7.3 million in the fourth quarter of 2015 and 2014, respectively. Net earnings attributable to noncontrolling interests in the fourth quarter of 2015 were primarily attributable to earnings related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net earnings attributable to noncontrolling interests in the fourth quarter of 2014 were primarily attributable to a strategic transaction by one of Lennar Homebuilding's consolidated joint ventures that impacted noncontrolling interests by $5.6 million.

6-6-6
YEAR ENDED NOVEMBER 30, 2015 COMPARED TO
YEAR ENDED NOVEMBER 30, 2014
Lennar Homebuilding
Revenues from home sales increased 22% in the year ended November 30, 2015 to $8.3 billion from $6.8 billion in 2014. Revenues were higher primarily due to a 15% increase in the number of home deliveries, excluding unconsolidated entities, and a 6% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 24,209 homes in the year ended November 30, 2015 from 20,971 homes last year. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other, except in Houston. The slight decrease in home deliveries in Houston was primarily due to less demand driven by volatility in the energy sector. The average sales price of homes delivered increased to $344,000 in the year ended November 30, 2015 from $326,000 in the year ended November 30, 2014. Sales incentives offered to homebuyers were $21,400 per home delivered in the year ended November 30, 2015, or 5.9% as a percentage of home sales revenue, compared to $21,400 per home delivered in the year ended November 30, 2014, or 6.2% as a percentage of home sales revenue.
Gross margins on home sales were $2.0 billion, or 24.0%, in the year ended November 30, 2015, compared to $1.7 billion, or 25.4%, in the year ended November 30, 2014. Gross margin percentage on home sales decreased compared to the year ended November 30, 2014, primarily due to an increase in land costs, partially offset by an increase in the average sales price of homes delivered and a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales. Gross profits on land sales were $30.1 million in the year ended November 30, 2015, compared to $41.7 million in the year ended November 30, 2014.
Selling, general and administrative expenses were $831.1 million in the year ended November 30, 2015, compared to $714.8 million in the year ended November 30, 2014. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 10.0% in the year ended November 30, 2015, from 10.5% in the year ended November 30, 2014 primarily due to improved operating leverage as a result of an increase in home deliveries.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $63.4 million in the year ended November 30, 2015, compared to ($0.4) million in the year ended November 30, 2014. In the year ended November 30, 2015, Lennar Homebuilding equity in earnings from unconsolidated entities primarily related to $82.8 million of equity in earnings from El Toro due to the sale of approximately 700 homesites and a commercial property to third parties, the sale of 840 homesites to a joint venture in which the Company has a 50% investment, and a gain on debt extinguishment. In the year ended November 30, 2014, Lennar Homebuilding equity in loss from unconsolidated entities primarily related to the Company's share of net operating losses from various Lennar Homebuilding unconsolidated entities, which included $4.6 million of the Company's share of valuation adjustments related to assets of Lennar Homebuilding's unconsolidated entities.

7-7-7
Lennar Homebuilding other income, net totaled $18.6 million in the year ended November 30, 2015, compared to $7.5 million in the year ended November 30, 2014. In the year ended November 30, 2015, other income, net included $10.2 million aggregate gains on the sales of an operating property and a clubhouse.
Lennar Homebuilding interest expense was $220.1 million in the year ended November 30, 2015 ($205.2 million was included in cost of homes sold, $2.5 million in cost of land sold and $12.5 million in other interest expense), compared to $201.5 million in the year ended November 30, 2014 ($161.4 million was included in cost of homes sold, $3.6 million in cost of land sold and $36.6 million in other interest expense). Interest expense increased primarily due to an increase in the Company's outstanding debt and home deliveries, partially offset by an increase in qualifying assets eligible for interest capitalization and lower borrowing costs.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $127.8 million in the year ended November 30, 2015, compared to $80.1 million in the year ended November 30, 2014. The increase in profitability was primarily due to an increase in mortgage originations driven by a stronger refinance market and an increase in purchase volume for both Lennar and non-Lennar homebuyers, and an increase in capture rate. The increase in volume also benefited the title operations.
Rialto
Operating earnings for our Rialto segment were $28.8 million in the year ended November 30, 2015 (which included $33.6 million of operating earnings, partially offset by $4.8 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $66.6 million in the year ended November 30, 2014 (which included $44.1 million of operating earnings and an add back of $22.5 million of net loss attributable to noncontrolling interests).
Revenues were $221.9 million in the year ended November 30, 2015, compared to $230.5 million in the year ended November 30, 2014. Revenues decreased primarily due to a decrease in interest income as a result of a decrease in the portfolio of loans Rialto owns because of loan collections, resolutions and REO foreclosures and because Rialto no longer recognizes interest income under the accretable yield method. Instead, interest income is recognized to the extent that loan collections exceed their carrying value. This decrease was partially offset by an increase in securitization revenue and interest income from RMF. In addition, in the years ended November 30, 2015 and 2014, revenues included $20.0 million and $34.7 million, respectively, of advanced distributions with regards to Rialto’s carried interests in the real estate funds in order to cover income tax obligations resulting from allocations of taxable income due to Rialto’s carried interests in these funds.
Expenses were $222.9 million in the year ended November 30, 2015, compared to $249.1 million in the year ended November 30, 2014. Expenses decreased primarily due to a $46.8 million decrease in loan impairments, partially offset by an increase in RMF securitization expenses, general and administrative expenses and interest expense.

8-8-8
Rialto equity in earnings from unconsolidated entities was $22.3 million and $59.3 million in the years ended November 30, 2015 and 2014, respectively, primarily related to the segment's share of net earnings from its real estate funds. The decrease in equity in earnings was primarily related to smaller net increases in the fair value of certain assets in the Rialto real estate funds in the year ended November 30, 2015 than in prior year.
In the year ended November 30, 2015, Rialto other income, net was $12.3 million, which consisted primarily of $35.2 million of net realized gains on the sale of REO and rental income, net, partially offset by expenses related to owning and maintaining REO and $12.4 million of impairments on REO. In the year ended November 30, 2014, Rialto other income, net was $3.4 million, which consisted primarily of $43.7 million of net realized gains on the sale of REO and rental income, net, partially offset by expenses related to owning and maintaining REO and $19.3 million of impairments on REO.
Lennar Multifamily
Operating loss for the Lennar Multifamily segment was $7.2 million in the year ended November 30, 2015, compared to $11.0 million in the year ended November 30, 2014. In the year ended November 30, 2015, the operating loss in Lennar Multifamily primarily related to general and administrative expenses, partially offset by the segment's $22.2 million share of gains as a result of the sale of two operating properties by Lennar Multifamily's unconsolidated entities, management fee income and general contractor income, net. In the year ended November 30, 2014, the operating loss in Lennar Multifamily primarily related to general and administrative expenses, partially offset by the segment's $14.7 million share of gains as a result of the sale of two operating properties by Lennar Multifamily unconsolidated entities and management fee income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $216.2 million, or 2.3% as a percentage of total revenues, in the year ended November 30, 2015, compared to $177.2 million, or 2.3% as a percentage of total revenues, in the year ended November 30, 2014.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $16.3 million and ($10.2) million in the years ended November 30, 2015 and 2014, respectively. Net earnings attributable to noncontrolling interests in the year ended November 30, 2015 were primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures and the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net loss attributable to noncontrolling interests in the year ended November 30, 2014 was primarily due to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by a strategic transaction by one of Lennar Homebuilding's consolidated joint ventures that impacted noncontrolling interests by $5.6 million.

9-9-9
OTHER TRANSACTIONS
Debt Transactions
In February 2015, the Company issued an additional $250 million of its 4.50% senior notes due November 2019. The net proceeds were used for working capital and general corporate purposes.
In April 2015, the Company issued $500 million of 4.75% senior notes due May 2025. The Company used the net proceeds, together with cash on hand, to retire its $500 million of 5.60% senior notes due May 2015 for 100% of the outstanding principal amount, plus accrued and unpaid interest.
In November 2015, the Company issued $400 million of 4.875% senior notes due November 2023. The Company used some of the net proceeds from the offering to repay amounts outstanding under the Company's unsecured revolving credit facility and will use any remainder for general corporate purposes, which may include the redemption or settlement of the Company's 2.75% convertible senior notes due 2020 ("2.75% Convertible Senior Notes") in full or in part.
During the year ended November 30, 2015, the Company paid and delivered approximately $213 million in cash and 4.2 million shares of Class A common stock on exchange or conversion of approximately $212 million aggregate principal amount of its 2.75% Convertible Senior Notes. At November 30, 2015, approximately $234 million aggregate principal amount of the Company's 2.75% Convertible Senior Notes was outstanding.
Credit Facility
During the year ended November 30, 2015, the Company amended its unsecured revolving credit facility (the "Credit Facility") to reduce the interest rate and increase the maximum potential borrowing capacity. At November 30, 2015, the Company had a $1.6 billion Credit Facility, which includes a $163 million accordion feature, subject to additional commitments with certain financial institutions. The maturity for $1.3 billion of the Credit Facility is in June 2019, with the remainder maturing in June 2018. As of November 30, 2015, there were no outstanding borrowings under the Credit Facility.

10-10-10
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a national developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief that improving employment levels, wage growth and consumer confidence will continue to keep the housing market on its slow and steady recovery, our belief that we are very well positioned to achieve another year of company wide improvement in 2016, our expectation of a significant contribution to earnings from the Multifamily business in fiscal 2016 and our belief that Rialto’s fund investments are poised for strong long-term returns. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include a slowdown in the recovery of real estate markets across the nation, or any downturn in such markets, including a slowdown or downturn in the Multifamily rental market; increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Homebuilding and Multifamily businesses; decreased demand for our Multifamily rental properties, and our ability to successfully sell our apartments; unfavorable or unanticipated outcomes in legal proceedings that substantially exceed our expectations; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; a decline in the value of the land and home inventories we maintain or possible future write-downs of the book value of our real estate assets; the inability of the Rialto segment to profit from the investments it makes; reduced availability of mortgage financing and additional increases in interest rates; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K, for the fiscal year ended November 30, 2014. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Friday, December 18, 2015. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3809 and entering 5723593 as the confirmation number.
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11-11-11
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2015	2014	2015	2014
Revenues:
Lennar Homebuilding	$2,677,157	2,328,189	8,466,945	7,025,130
Lennar Financial Services	157,067	138,034	620,527	454,381
Rialto	61,241	88,325	221,923	230,521
Lennar Multifamily	50,102	29,390	164,613	69,780
Total revenues	$2,945,567	2,583,938	9,474,008	7,779,812

Lennar Homebuilding operating earnings	$437,496	375,064	1,271,641	1,033,721
Lennar Financial Services operating earnings	33,778	30,236	127,795	80,138
Rialto operating earnings	16,913	36,417	33,595	44,079
Lennar Multifamily operating earnings (loss)	10,207	(6,114)	(7,171)	(10,993)
Corporate general and administrative expenses	(65,889)	(57,660)	(216,244)	(177,161)
Earnings before income taxes	432,505	377,943	1,209,616	969,784
Provision for income taxes	(139,843)	(125,272)	(390,416)	(341,091)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	292,662	252,671	819,200	628,693
Less: Net earnings (loss) attributable to noncontrolling interests	11,059	7,348	16,306	(10,223)
Net earnings attributable to Lennar	$281,603	245,323	802,894	638,916

Average shares outstanding:
Basic	208,397	202,526	205,189	202,209
Diluted (1)	231,341	229,088	230,812	228,240

Earnings per share:
Basic	$1.34	1.20	3.87	3.12
Diluted	$1.21	1.07	3.46	2.80

Supplemental information:
Interest incurred (2)	$71,279	67,042	288,516	273,448

EBIT (3):
Net earnings attributable to Lennar	$281,603	245,323	802,894	638,916
Provision for income taxes	139,843	125,272	390,416	341,091
Interest expense	65,516	59,974	220,147	201,539
EBIT	$486,962	430,569	1,413,457	1,181,546

(1)
Diluted earnings per share includes an add back of interest of $2.0 million and $7.9 million for both the three months and years ended November 30, 2015 and 2014, respectively, related to the Company's 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2015	2014	2015	2014
Lennar Homebuilding revenues:
Sales of homes	$2,642,213	2,282,623	8,335,904	6,839,642
Sales of land	34,944	45,566	131,041	185,488
Total revenues	2,677,157	2,328,189	8,466,945	7,025,130

Lennar Homebuilding costs and expenses:
Cost of homes sold	1,991,147	1,698,220	6,332,850	5,103,409
Cost of land sold	27,074	29,928	100,939	143,797
Selling, general and administrative	242,678	218,564	831,050	714,823
Total costs and expenses	2,260,899	1,946,712	7,264,839	5,962,029
Lennar Homebuilding operating margins	416,258	381,477	1,202,106	1,063,101
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	14,680	(3,659)	63,373	(355)
Lennar Homebuilding other income, net	8,311	2,438	18,616	7,526
Other interest expense	(1,753)	(5,192)	(12,454)	(36,551)
Lennar Homebuilding operating earnings	$437,496	375,064	1,271,641	1,033,721

Lennar Financial Services revenues	$157,067	138,034	620,527	454,381
Lennar Financial Services costs and expenses	123,289	107,798	492,732	374,243
Lennar Financial Services operating earnings	$33,778	30,236	127,795	80,138

Rialto revenues	$61,241	88,325	221,923	230,521
Rialto costs and expenses	61,265	74,290	222,875	249,114
Rialto equity in earnings from unconsolidated entities	4,711	16,011	22,293	59,277
Rialto other income, net	12,226	6,371	12,254	3,395
Rialto operating earnings	$16,913	36,417	33,595	44,079

Lennar Multifamily revenues	$50,102	29,390	164,613	69,780
Lennar Multifamily costs and expenses	55,009	35,269	191,302	95,227
Lennar Multifamily equity in earnings (loss) from unconsolidated entities	15,114	(235)	19,518	14,454
Lennar Multifamily operating earnings (loss)	$10,207	(6,114)	(7,171)	(10,993)

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)

	Three Months Ended November 30,
	2015	2014	2015	2014	2015	2014
Deliveries:	Homes		Dollar Value		Average Sales Price
East	3,053	2,609	$901,520	740,763	$295,000	284,000
Central	1,100	904	368,453	269,632	335,000	298,000
West	1,555	1,374	738,562	600,412	475,000	437,000
Southeast Florida	885	915	298,734	294,164	338,000	321,000
Houston	670	768	192,637	206,383	288,000	269,000
Other	394	380	170,883	172,279	434,000	453,000
Total	7,657	6,950	$2,670,789	2,283,633	$349,000	329,000
Of the total homes delivered listed above, 52 homes with a dollar value of $28.6 million and an average sales price of $550,000 represent home deliveries from unconsolidated entities for the three months ended November 30, 2015, compared to 2 home deliveries with a dollar value of $1.0 million and an average sales price of $505,000 for the three months ended November 30, 2014.

New Orders:	Homes		Dollar Value		Average Sales Price
East	2,315	2,150	$698,299	605,032	$302,000	281,000
Central	970	726	322,993	221,667	333,000	305,000
West	1,251	1,120	587,476	476,271	470,000	425,000
Southeast Florida	685	575	224,344	190,145	328,000	331,000
Houston	510	641	145,781	173,615	286,000	271,000
Other	322	280	154,051	116,159	478,000	415,000
Total	6,053	5,492	$2,132,944	1,782,889	$352,000	325,000
Of the total new orders listed above, 26 homes with a dollar value of $22.2 million and an average sales price of $855,000 represent new orders from unconsolidated entities for the three months ended November 30, 2015, compared to 32 new orders with a dollar value of $17.9 million and an average sales price of $558,000 for the three months ended November 30, 2014.

	Years Ended November 30,
	2015	2014	2015	2014	2015	2014
Deliveries:	Homes		Dollar Value		Average Sales Price
East	9,251	7,824	$2,737,608	2,234,086	$296,000	286,000
Central	3,719	3,156	1,191,456	908,195	320,000	288,000
West	5,245	4,141	2,383,432	1,775,587	454,000	429,000
Southeast Florida	2,264	2,086	790,004	686,994	349,000	329,000
Houston	2,452	2,482	696,671	675,927	284,000	272,000
Other	1,361	1,314	584,435	578,295	429,000	440,000
Total	24,292	21,003	$8,383,606	6,859,084	$345,000	327,000
Of the total homes delivered listed above, 83 homes with a dollar value of $47.7 million and an average sales price of $575,000 represent home deliveries from unconsolidated entities for the year ended November 30, 2015, compared to 32 home deliveries with a dollar value of $19.4 million and an average sales price of $608,000 for the year ended November 30, 2014.

New Orders:	Homes		Dollar Value		Average Sales Price
East	9,347	8,068	$2,808,537	2,303,916	$300,000	286,000
Central	4,128	3,473	1,358,374	1,021,839	329,000	294,000
West	5,608	4,516	2,617,393	1,956,157	467,000	433,000
Southeast Florida	2,232	2,055	761,959	685,536	341,000	334,000
Houston	2,320	2,643	678,965	720,453	293,000	273,000
Other	1,471	1,274	663,247	522,411	451,000	410,000
Total	25,106	22,029	$8,888,475	7,210,312	$354,000	327,000
Of the total new orders listed above, 105 homes with a dollar value of $70.2 million and an average sales price of $669,000 represent new orders from unconsolidated entities for the year ended November 30, 2015, compared to 95 new orders with a dollar value of $56.8 million and an average sales price of $598,000 for the year ended November 30, 2014.

14-14-14
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	November 30,
	2015	2014	2015	2014	2015	2014
Backlog:	Homes		Dollar Value		Average Sales Price
East	2,308	2,212	$741,528	672,204	$321,000	304,000
Central	1,370	961	477,674	310,726	349,000	323,000
West	1,354	991	671,524	437,492	496,000	441,000
Southeast Florida	544	576	186,570	214,606	343,000	373,000
Houston	698	830	208,076	225,737	298,000	272,000
Other	372	262	192,379	113,563	517,000	433,000
Total	6,646	5,832	$2,477,751	1,974,328	$373,000	339,000
Of the total homes in backlog listed above, 89 homes with a backlog dollar value of $62.4 million and an average sales price of $701,000 represent the backlog from unconsolidated entities at November 30, 2015, compared with 67 homes with a backlog dollar value of $39.8 million and an average sales price of $595,000 at November 30, 2014.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately, have operations located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,
	2015	2014
Lennar Homebuilding debt	$5,025,130	4,661,266
Stockholders' equity	5,648,944	4,827,020
Total capital	$10,674,074	9,488,286
Lennar Homebuilding debt to total capital	47.1%	49.1%

Lennar Homebuilding debt	$5,025,130	4,661,266
Less: Lennar Homebuilding cash and cash equivalents	893,408	885,729
Net Lennar Homebuilding debt	$4,131,722	3,775,537
Net Lennar Homebuilding debt to total capital (1)	42.2%	43.9%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company's Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.